Filed Pursuant to Rule 424(b)(3)

Registration No. 333-290274

PROSPECTUS

11,742,854 Shares of Common Stock

The selling stockholders named in this prospectus may use this prospectus to offer and resell from time to time up to 11,742,854 shares of our common stock, par value $0.0005 per share ( “Common Stock”), which are comprised of: (i) 5,114,285 shares (the “Shares”) of Common Stock issued in a private placement on August 19, 2025 (the “Private Placement”), pursuant to those certain Securities Purchase Agreements (the “Securities Purchase Agreements”) by and among us and certain officers and/or directors (collectively, the “Inside Investors”) of Fluent, Inc. (“Fluent” or the “Company”), our largest stockholder and other accredited investors (collectively, the “Purchasers”), dated as of August 19, 2025; (ii) 757,142 shares (the “Pre-funded Warrant Shares”) of Common Stock issuable upon the exercise of the pre-funded warrants (the “Pre-funded Warrants”) issued in the Private Placement; and (iii) 5,871,427 shares (the “Common Stock Warrant Shares” and together with the Pre-funded Warrant Shares, the “Warrant Shares” and collectively with the Shares, the “Registrable Securities”) of Common Stock issuable upon exercise of the warrants (the “Common Stock Warrants” and together with the Pre-funded Warrants, the “Warrants”) issued in the Private Placement.

The Shares, the Warrant Shares and the Warrants were issued to the investors in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). We are registering the offer and resale of the Registrable Securities to satisfy the provisions of that certain registration rights agreement, dated August 19, 2025 (the “Registration Rights Agreement”), pursuant to which we agreed to register the resale of the Registrable Securities.

We are not selling any Common Stock under this prospectus and will not receive any of the proceeds from the sale of the Registrable Securities by the selling stockholders. We will, however, receive the net proceeds of any Warrants exercised for cash.

i

The selling stockholders identified in this prospectus may offer the Registrable Securities from time to time through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The registration of the Registrable Securities on behalf of the selling stockholders, however, does not necessarily mean that any of the selling stockholders will offer or sell their Registrable Securities under this registration statement or at any time in the near future. We provide more information about how the selling stockholders may sell their Registrable Securities in the section entitled “Plan of Distribution” on page 23.

The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the Registrable Securities, or interests therein. We will not be paying any underwriting discounts or commissions in this offering. We will pay the expenses of registering the Registrable Securities pursuant to this prospectus.

Our Common Stock is traded on The Nasdaq Capital Market (“Nasdaq”) under the symbol “FLNT.” On September 12, 2025, the last reported sale price of our Common Stock was $2.02 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

An investment in our Common Stock involves a high degree of risk. See “Risk Factors” on page 3 of this prospectus for more information on these risks.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 24, 2025

ii

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different information. Neither we nor the selling stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

iii

SUMMARY

Overview

We are a commerce media solutions provider connecting top-tier brands with highly engaged consumers. Leveraging diverse ad inventory, robust first-party data, and proprietary machine learning, we unlock additional revenue streams for partners and empower advertisers to acquire their most valuable customers at scale. We primarily perform customer acquisition services by operating highly scalable digital marketing campaigns, through which we connect our advertiser clients with consumers they are seeking to reach.

We access these consumers through both our commerce media solutions marketplace ("Commerce Media Solutions"), and our owned and operated digital media properties ("O&O Sites"). Since the beginning of 2024, we have delivered data and performance-based customer acquisition services for over 400 consumer brands, direct marketers, and agencies across a wide range of industries, including Media & Entertainment, Financial Products & Services, Health & Life Sciences, Retail & Consumer, and Staffing & Recruitment.

We operate our Commerce Media Solutions on partner sites and mobile apps where we embed our proprietary ad-serving technology to identify and acquire consumers for our advertiser clients. Our technology is integrated at key moments in the consumer experience to capitalize on high engagement and improve conversion. For example, our post-transaction solution connects our advertisers to consumers on e-commerce websites and apps after a purchase or similar transaction. These syndicated Commerce Media Solutions generate meaningful income for our media partners, while driving high-quality customer acquisition for our advertiser clients. We sign agreements with our media partners with one to five year terms, typically remunerating them on a revenue share and/or impression basis.

We also attract consumers at scale to our O&O Sites primarily through promotional offers, through which consumers are rewarded for completing activities on our sites. When registering on our sites, consumers provide their name, contact information, and opt-in permission for telemarketing and email marketing. Approximately 90% of these users engage with our media on their mobile devices or tablets.

Once users have registered on our sites, we integrate our proprietary direct marketing technologies and analytics to engage them with surveys, polls, and other experiences, through which we learn about their lifestyles, preferences, and purchasing histories, among other matters. Based on these insights, we serve users targeted, relevant offers on behalf of our clients. As new users register and engage with our sites and existing registrants re-engage, the enrichment of our database expands our addressable advertiser client base and improves the effectiveness of our performance-based campaigns.

Since our inception, we have amassed a large, proprietary database of first-party, self-declared user information and preferences. We solicit our users' consent to be contacted by us and/or our advertisers via various contact methods including email, telephone, SMS/text, and push messaging. We then leverage their self-declared data in our array of performance offerings primarily in two ways: (1) to serve advertisements that we believe will be relevant to users based on the information they provide when they engage on our O&O Sites or other partner sites through our commerce media marketplace and (2) to provide our clients with users' contact information so that such clients may communicate with them directly. We may also leverage our existing technology and database to drive non-core revenue streams, including utilization-based models (e.g., programmatic advertising).

Additionally, we operate a call center-supported performance marketplace ("Call Solutions") that provides live, call-based performance campaigns to help clients increase engagement. The Call Solutions business serves clients across an array of industries but has had a heavy focus on the health insurance sector.

Across our business, we generate revenue by delivering measurable marketing results to our clients. We differentiate ourselves from other marketing alternatives by our ability to provide clients with a cost-effective and measurable return on advertising spend, a measure of profitability of sales compared to the money spent on ads, and to manage highly targeted and highly fragmented online media sources. We are predominantly paid on a negotiated or market-driven "per click," "per lead," or other "per action" basis that aligns with the customer acquisition cost targets of our clients. For our O&O Sites and Call Solutions business, we bear the responsibility and cost of acquiring consumers from media partners that ultimately generate qualified clicks, leads, calls, app downloads, or customers for our clients. Our Commerce Media Solutions business operates under exclusive long-term contracts with media partners that generally renumerate the partner on a revenue share basis. Notwithstanding occasional minimum guarantees, the business does not take significant media inventory risk.

Through AdParlor, LLC, our wholly owned subsidiary, we conduct our non-core business which offers advertiser clients a managed service for creator marketing and media buying on different social platforms.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), meaning that the market value of our shares held by non-affiliates was less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either: (i) the market value of our shares held by non-affiliates is less than $250 million; or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares held by non-affiliates is less than $700 million. As a smaller reporting company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation. Additionally, as a smaller reporting company, we may continue to take advantage of the exception from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended. If investors consider our shares of Common Stock less attractive as a result of our election to use the scaled-back disclosure permitted for smaller reporting companies, there may be a less active trading market for our common shares and our share price may be more volatile.

Corporate Information

Our principal executive offices are located at 300 Vesey Street, 9th Floor, New York, NY 10282 and our telephone number at that address is (646) 669-7272. We maintain a corporate website at www.fluentco.com. None of the information on or accessible through our websites is incorporated by reference in, or constitutes a part of, this prospectus or in any other filings with, or in any information furnished or submitted to, the U.S. Securities and Exchange Commission (the “SEC”).

RISK FACTORS

Any investment in our Common Stock involves a high degree of risk. Before deciding whether to purchase our Common Stock, investors should carefully consider the risks described below together with the “Risk Factors” described in our most recent Annual Report on Form 10-K and any updates described in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are incorporated herein by reference, as may be amended, supplemented or superseded from time to time by other reports we file with the SEC. Our business, financial condition, operating results and prospects are subject to the following material risks as well as those material risks incorporated by reference. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our Common Stock could decline, and our stockholders may lose all or part of their investment in the shares of our Common Stock.

As an investor, you may lose all of your investment.

Investing in our Common Stock involves a high degree of risk. As an investor, you may never recoup all, or even part, of your investment and you may never realize any return on your investment. You must be prepared to lose all of your investment.

There is substantial doubt about our ability to continue as a going concern.

We have experienced a continued decline in the number of users registering on our O&O Sites starting in 2020, following our implementation of the Traffic Quality Initiative, which eliminated a large portion of our third-party affiliate traffic. In 2023, the Federal Trade Commission (“FTC”) Joint Motion for Entry of Proposed Stipulated Order (the "FTC Consent Order"), resulting from an investigation by the FTC, imposed more rigorous standards and vetting of our third-party publishers, some of whom elected not to work with us, which negatively impacted our registration volume on our O&O Sites. These issues, coupled with intermittent difficulties sourcing traffic from social media sites, have resulted in declining revenue and profitability. Borrowings under our revolving credit facility with Crystal Financial LLC D/B/A SLR Credit Solutions (“SLR”) of up to $30.0 million (the “SLR Revolver”) pursuant to the April 2, 2024 credit agreement (the “SLR Credit Agreement”) by and among Fluent, LLC, our wholly-owned subsidiary, us, certain of Fluent, LLC’s subsidiaries (collectively, the “Credit Parties”) and SLR are limited to a borrowing base that fluctuates weekly, based on eligible accounts receivable. As a result of the borrowing base limit and the above performance issues, the available borrowing capacity has the potential to be insufficient to fund operations and meet our needs.

Given the continued challenges we have faced achieving profitability, we have made reductions in workforce, including during the first quarter of 2025, and restructured certain long-term contracts to better align with our results and cash flow requirements. We will continue to monitor the performance of our business units to determine the impact of potential divestments and consider further cost reduction measures and reallocation of resources that will enable us to meet our projected budget and cash flow requirements.

As of June 30, 2025, we were not in compliance with our financial covenants under the SLR Credit Agreement, which would have resulted in an event of default. If, during any fiscal quarter, we do not comply with any of our financial covenants, such non-compliance would result in an event of default that would give SLR the right to accelerate maturities. In such case, we would not have sufficient funds to repay the $20.0 million term loan (the “SLR Term Loan”) under the SLR Credit Agreement and any outstanding balance on the SLR Revolver. However, on August 15, 2025, the Credit Parties and SLR entered into the Fifth Amendment to the SLR Credit Agreement, (the "Fifth Amendment") which, among other things, required that we raise at least $8.5 million of additional capital by August 19, 2025. On August 19, 2025, we entered into the Securities Purchase Agreements pursuant to which we raised approximately $10.3 million in gross proceeds. See “Private Placement of Shares of Common Stock and Warrants” for additional information. In addition, the Fifth Amendment waived non-compliance with the financial covenants as of June 30, 2025 and modified the financial covenants for the periods through August 31, 2026.

Although the financial covenants under the SLR Credit Agreement were reset based on our twelve month projections, we have not met our projection for certain recent quarters and if during any future quarter, we do not comply with any of its financial covenants, such non-compliance would result in default and therefore give SLR the right to accelerate maturities. In such case, we would not have sufficient funds to repay the borrowings under the SLR Credit Agreement. As a result of the foregoing, management has concluded that there is substantial doubt about our ability to continue as a going concern for one year after the date of issuance of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

Even with the proceeds from the August 19, 2025 capital raise, there is no assurance that the available cash, plus availability under the borrowing base on the SLR Revolver will be sufficient to fund operations over the next twelve months, and, if needed, we would seek to raise additional capital. If we are not able to raise sufficient capital to fund operations at their current levels, we will consider implementing cost-saving measures, but there is no guarantee that such plans will be successfully executed or have the expected benefits.

If our current plans are not successful, we may need to consider other strategic alternatives, including restructuring or refinancing our debt, seeking additional equity or debt financing, reducing or delaying our business activities and strategic initiatives, selling assets, and other strategic transactions and/or other measures. We have relied upon financing provided by our officers, directors and largest stockholders, and such holders may be unwilling or unable to continue providing financing should additional financing be required. Other financing sources may be unwilling to provide such funding to us on commercially reasonable terms, or at all. If we seek additional financing to fund our operations and there remains substantial doubt about our ability to continue as a going concern, we may find it especially difficult to raise funds on commercially reasonable terms, or at all. Furthermore, the perception that we may not be able to continue as a going concern may cause publishers, vendors, advertisers and other clients (current and potential) to review their business relationships and terms with us. The reaction of investors to the inclusion of a going concern statement in our financial statements, and our potential inability to continue as a going concern, could materially adversely affect our share price, which could negatively impact our ability to obtain stock-based financing or enter into strategic transactions.

We will not receive any proceeds from the sale of the Registrable Securities by the selling stockholders covered by this prospectus.

We are registering the shares of Common Stock that were, or may be, issued by us to the selling stockholders to permit the resale of these shares of Common Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the Registrable Securities.

Future sales of our Common Stock, or the perception that such future sales may occur, may cause our stock price to decline.

Sales of a substantial number of shares of our Common Stock in the public market or the perception that these sales could occur following this offering could cause the market price of our Common Stock to decline. All of the shares of Common Stock sold in this offering upon issuance will be freely tradable without restriction or further registration under the Securities Act.

Our stock price has been and may be volatile in the future, and as a result, investors in our securities could incur substantial losses.

There can be no guarantee that our stock price will remain at current prices or that future sales of our Common Stock will not be at prices lower than those sold to investors. We may incur rapid and substantial increases or decreases in our stock price in the foreseeable future attributable to various factors including those discussed in the “Risk Factors” section in this prospectus and the documents incorporated by reference herein and therein and in any free writing prospectus we authorize for use in connection with this offering. Some factors may be unrelated to our operating performance or prospects or may be beyond our control. The price for our Common Stock may be influenced by many factors, including investor reaction to our business strategy; the success of our services, products, or technologies; compliance with Nasdaq listing standards; variations in our financial results; any major change in our board or management; or our involvement in regulatory investigations or litigation. In addition, if one or more analysts covering our business downgrade their evaluations of our Common Stock or the stock of other companies in our industry, the price of our Common Stock could decline. If one or more analysts cease to cover our Common Stock, we could lose visibility in the market for our Common Stock, which in turn could cause our stock price to decline.

Since our stock price may continue to be volatile in the future, investors in our Common Stock could incur substantial losses. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management's and our board of directors' attention and resources from our business. Such securities litigation and stockholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with service providers and make it more difficult to attract and retain qualified personnel. We may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

We do not intend to pay cash dividends for the foreseeable future.

We have never declared or paid cash dividends on our Common Stock and we do not expect to declare or pay any cash dividends in the foreseeable future. Additionally, the SLR Credit Agreement prohibits us from paying cash dividends on our Common Stock and contains limitations on our ability to redeem or repurchase shares of our Common Stock. As a result, stockholders may only receive a return on their investment in our Common Stock if the trading price of their shares increases.

The concentration of our stock ownership presents risks, including lack of liquidity in the trading market for our Common Stock and limitations on any individual stockholder's ability to influence corporate matters.

As of September 5, 2025, our executive officers, directors, and holders of 10% or more of our outstanding Common Stock, in the aggregate, beneficially owned and have the ability to exercise some voting control over approximately 40.2% of our outstanding shares of Common Stock. As a result, these stockholders could exert significant influence over all matters requiring stockholder approval, including the election of directors and determination of significant corporate actions. The interests of these stockholders may not always coincide with the interests of other stockholders, and these stockholders may act in a manner that advances their interests and not necessarily those of other stockholders, which might affect the trading price of our Common Stock.

The concentration of stock ownership may also serve to limit the trading volume of our Common Stock and lead to greater volatility in our stock price. As of September 5, 2025, our largest stockholder, Dr. Phillip Frost, owned, directly or indirectly, approximately 26.3% of our outstanding Common Stock. Dr. Frost has no obligation to provide us with advance notice of any sale or purchase of our Common Stock. If the concentration of our Common Stock ownership were to significantly shift, via sales of shares currently held by Dr. Frost or otherwise, we cannot predict the impact that any resulting change to the trading volume might have on our stock price.

We are currently listed on The Nasdaq Capital Market. If we are unable to maintain listing of our securities on Nasdaq or any stock exchange, our stock price could be adversely affected and the liquidity of our stock and our ability to obtain financing could be impaired and it may be more difficult for our stockholders to sell their securities.

Although our Common Stock is currently listed on The Nasdaq Capital Market, we may not be able to continue to meet the exchange’s minimum listing requirements or those of any other national exchange. The Listing Rules of The Nasdaq Capital Market require listing issuers to comply with certain standards in order to remain listed on its exchange. If, for any reason, we should fail to maintain compliance with these listing standards and Nasdaq should delist our securities from trading on its exchange and we are unable to obtain listing on another national securities exchange, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our stockholders:

●	the liquidity of our Common Stock;

●	the market price of our Common Stock;

●	our ability to obtain financing for the continuation of our operations;

●	the number of investors that will consider investing in our Common Stock;

●	the number of market makers in our Common Stock;

●	the availability of information concerning the trading prices and volume of our Common Stock; and

●	the number of broker-dealers willing to execute trades in shares of our co Common Stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the documents we have filed with the SEC that are incorporated by reference herein and therein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include statements related to our anticipated financial performance, business prospects and strategy; anticipated trends and prospects in the various industries in which our businesses operate; new products, services and related strategies; and other similar matters. These forward-looking statements can be identified by the use of terminology such as "anticipate," "believe," "estimate," "expect," "intend," "project," "will," or the negative thereof or other variations thereon or comparable terminology. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include those factors listed in the “Risk Factors” section in this prospectus, any applicable prospectus supplement, the documents incorporated by reference herein and therein and in any free writing prospectus we authorize for use in connection with this offering.

Given these risks, uncertainties and other factors, many of which are beyond our control, we cannot assure you that the forward-looking statements in this prospectus, any applicable prospectus supplement, or incorporated by reference herein, will prove to be accurate. Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this prospectus, any applicable prospectus supplement, the documents incorporated by reference herein and therein and in any free writing prospectus we authorize for use in connection with this offering may not prove to be accurate and, accordingly, you should not place undue reliance on these forward-looking statements which only reflect the views of our management as of the date hereof or thereof, as applicable. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Except as required by law, we do not undertake any obligation to update forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

USE OF PROCEEDS

The net proceeds from any disposition of the shares of Common Stock covered hereby will be received by the selling stockholders. We will not receive any of the proceeds from any such shares of Common Stock offered by this prospectus. We will, however, receive the net proceeds of any Warrants exercised for cash. We expect to use the proceeds received from the exercise of the Warrants, if any, for working capital and general corporate purposes.

PRIVATE PLACEMENT OF SHARES OF COMMON STOCK AND WARRANTS

On August 19, 2025, we entered into the Securities Purchase Agreements with the Purchasers pursuant to which we sold to the Purchasers: (i) 3,542,856 Shares; (ii) Pre-funded Warrants to purchase up to 2,328,571 Pre-funded Warrant Shares, of which Pre-funded Warrants to purchase up to 1,285,715 Warrant Shares have been exercised; and (iii) Warrants to purchase up to 5,871,427 Warrant Shares at a purchase price of (A) $1.75 per Share and accompanying Common Stock Warrant or (B) $1.7495 per Pre-funded Warrant and accompanying Common Stock Warrant in the Private Placement for aggregate gross proceeds of approximately $10.3 million, before deducting placement agent fees and other offering expenses. For more information regarding the Warrants, see “Description of Capital Stock - Warrants”.

In connection with the Private Placement, on August 19, 2025 we entered into the Registration Rights Agreement with the Purchasers pursuant to which we agreed to prepare and file a registration statement covering the Registrable Securities on or prior to the date that is 30 calendar days following the date of the Registration Rights Agreement. We agreed to use our best efforts to cause the registration statement covering the Registrable Securities to be declared effective as promptly as practicable after the filing thereof, but in any event no later the 60th calendar day following the date of the Registration Rights Agreement (or the 90th calendar day following the date of the Registration Rights Agreement, in the event of a full review by the SEC).

SELLING STOCKHOLDERS

On August 19, 2025, we entered into the Securities Purchase Agreements with the Purchasers pursuant to which we sold to the Purchasers: (i) 3,542,856 Shares; (ii) Pre-funded Warrants to purchase up to 2,328,571 Pre-funded Warrant Shares, of which Pre-funded Warrants to purchase up to 1,571,429 Warrant Shares have been exercised; and (iii) Warrants to purchase up to 5,871,427 Warrant Shares at a purchase price of (A) $1.75 per Share and accompanying Common Stock Warrant or (B) $1.7495 per Pre-funded Warrant and accompanying Common Stock Warrant in the Private Placement for aggregate gross proceeds of approximately $10.3 million, before deducting placement agent fees and other offering expenses. For more information regarding the Warrants, see “Description of Capital Stock - Warrants”.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on its ownership of our securities, as of September 5, 2025, assuming exercise of the Warrants held by the selling stockholders on that date, without regard to any limitations on exercises.

The third column lists the Registrable Securities being offered by this prospectus by the selling stockholders.

This prospectus generally covers the resale of (i) the number of Shares issued to the selling stockholders in the “Private Placement of Shares of Common Stock and Warrants” described above and (ii) the maximum number of shares of Common Stock issuable upon exercise of the related Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Right Agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the Registrable Securities offered by the selling stockholders pursuant to this prospectus.

Under the terms of certain of the Warrants, certain selling stockholders may not exercise such Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then-outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the Warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The selling stockholders may sell all, some or none of their Registrable Securities in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering
The Nina Gorrissen 2014 Trust fbo Michael M. Kellen and His Descendants (1)	2,285,714 (2)	2,285,714 (2)	0
Tracy Tucker Knox 2010 Revocable Trust (3)	571,428 (4)	571,428 (4)	0
Lytton-Kambara Foundation (5)	1,714,286 (6)	1,714,286 (6)	0
Kestrel Flight Fund LLC (7)	571,428 (8)	571,428 (8)	0
Mink Brook Asset Management LLC (9)	571,428 (10)	571,428 (10)	0
Ryan Schulke (11)	4,863,998 (12)	857,142 (13)	4,863,998 (12)
Matthew Conlin (14)	3,703,931 (15)	171,428 (16)	3,703,931 (15)
Conlin Family Foundation (17)	441,331 (18)	114,286 (19)	441,331
Donald H. Patrick (20)	350,230 (21)	28,572 (22)	350,230 (21)
Frost Gamma Investments Trust (23)	7,911,249 (24)	1,142,858 (25)	6,768,391
JB Capital Partners (26)	800,000 (27)	800,000 (27)	0
Thelen Family Trust (28)	809,155 (29)	571,428 (30)	237,727
Marjorie M. Fisher Revocable Living Trust U/T/D July 20, 1990 As Amended and Restated (31)	571,428 (32)	571,428 (32)	0
Julie F. Cummings Revocable Living Trust U/T/D 6/6/91 As Amended and Restated (33)	142,858 (34)	142,858 (34)	0
Peter D. Cummings Revocable Living Trust U/T/D 11/23/98 As Amended and Restated (35)	142,858 (36)	142,858 (36)	0
IRA FBO ROY FURMAN PERSHING LLC AS CUSTODIAN ROLLOVER ACCOUNT (37)	211,428 (38)	211,428 (38)	0
IRA FBO ROY FURMAN PERSHING LLC AS CUSTODIAN ROTH ACCOUNT (39)	74,286 (40)	74,286 (40)	0
Theodore Solomon	571,428 (41)	571,428 (41)	0
Gary L. Zwerling	228,572 (42)	114,286 (43)	114,286
Carriage Lane Partners, L.P. (44)	114,286 (45)	114,286 (45)	0
Arthur S. Loring	171,428 (46)	171,428 (46)	0
James D. Kuhn	171,428 (47)	171,428 (47)	0
Aaron Gorovitz and Elizabeth Gorovitz, as tenants by the entireties	57,142 (48)	57,142 (48)	0

(1)

Michael M. Kellen is the Trustee of The Nina Gorrissen 2014 Trust fbo Michael M. Kellen and His Descendants and in such capacity has the right to vote and dispose of the securities held by such trust. The address of The Nina Gorrissen 2014 Trust fbo Michael M. Kellen and His Descendants is 1345 Avenue of the Americas, 47th Floor, New York, NY 10105.

(2)	Represents (i) 1,142,857 Shares and (ii) Common Stock Warrants to purchase up to 1,142,857 Common Stock Warrant Shares.
(3)

Denise Kellen is the Trustee of the Tracy Tucker Knox 2010 Revocable Trust and in such capacity has the right to vote and dispose of the securities held by such trust. The address of the Tracy Tucker Knox 2010 Revocable Trust is 1345 Avenue of the Americas, 47th Floor, New York, NY 10105.

(4)	Represents (i) 285,714 Shares and (ii) Common Stock Warrants to purchase up to 285,714 Common Stock Warrant Shares.
(5)

Laurence Lytton is the President of the Lytton-Kambara Foundation and in such capacity has the right to vote and dispose of the securities held by such trust. The address of the Lytton-Kambara Foundation is 467 Central Park West, 17-A, New York, NY 10025.

(6)	Represents (i) 857,143 Shares and (ii) Common Stock Warrants to purchase up to 857,143 Common Stock Warrant Shares.
(7)

Albert Hanser is the Managing Partner of Kestrel Flight Fund LLC (“Kestrel”) and in such capacity has the right to vote and dispose of the securities held by such entity. The address of Kestrel is 149 Meadowbrook Road, Weston, MA 02493. The Benchmark Company, LLC, a StoneX Company (“Benchmark”), acted as sole placement agent in connection with the Private Placement. The Kestrel Merchant Partners group (“Kestrel group”) at Benchmark was responsible for sourcing and executing the Private Placement. Kestrel group is an affiliate of Kestrel.

(8)	Represents (i) 285,714 Shares and (ii) Common Stock Warrants to purchase up to 285,714 Common Stock Warrant Shares.
(9)

As the Managing Member of Mink Brook Asset Management LLC, William Mueller may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of the shares held by Mink Brook Asset Management LLC. The address of Mink Brook Asset Management LLC is 201 Summa Street, West Palm Beach, FL 33405.

(10)	Represents (i) 285,714 Shares and (ii) Common Stock Warrants to purchase up to 285,714 Common Stock Warrant Shares.
(11)	Ryan Schulke is our Chief Strategy Officer and director.

(12)

Represents (i) 3,379,662 shares of common stock held by Mr. Schulke, (ii) 333,334 shares of common stock held by RSMC Partners, LLC, (iii) 592,044 shares of common stock held by The Schulke Inn Family Foundation Trust, (iv) 20,208 shares of common stock held by The Ryan Schulke 2020 GRAT, (v) 149,690 shares of common stock held by The Ryan Schulke 2022 GRAT and (vi) 389,060 shares of common stock issuable upon the conversion of a convertible note in the principal amount of $750,000 (the “Schulke Convertible Note”) together with interest accrued thereon issued to Mr. Schulke based upon an assumed conversion price of $2.19 per share.

Excludes (i) 655,895 shares of common stock issuable upon exercise of pre-funded warrants issued to Mr. Schulke, the exercise of which is dependent upon stockholder approval, (ii) 655,895 shares of common stock issuable upon exercise of warrants issued to Mr. Schulke, the exercise of which is dependent upon stockholder approval, (iii) 91,667 RSUs that were fully vested as of January 1, 2019 but are subject to deferred delivery, (iv) 8,333 RSUs that were fully vested as of February 1, 2020 but are subject to deferred delivery, and (v) 13,333 RSUs that were fully vested as of March 1, 2021 but are subject to deferred delivery.

Mr. Schulke is a member of RSMC Partners, LLC, Co-Trustee of The Schulke Inn Family Foundation Trust and Trustee of both The Ryan Schulke 2020 GRAT and The Ryan Schulke 2022 GRAT.

Mr. Schulke may be deemed to have shared voting control over the shares owned by Dr. Phillip Frost and Frost Gamma Investments Trust (“Frost Gamma”) by virtue of a Stockholders’ Agreement, pursuant to which Dr. Frost and Frost Gamma agreed to vote in favor of Mr. Schulke’s nominees for the Company’s Board of Directors. This table does not reflect Mr. Schulke’s ownership interest in these shares. If Mr. Schulke were deemed to have a beneficial ownership interest in these shares, Mr. Schulke would own 12,775,247 shares, or 41.09% of the Company’s outstanding common shares.

(13)

Represents (i) Pre-funded Warrants to purchase up to 428,571 Pre-funded Warrant Shares, the exercise of which is dependent upon stockholder approval, and (ii) Common Stock Warrants to purchase up to 428,571 Common Stock Warrant Shares, the exercise of which is dependent upon stockholder approval.

(14)	Matthew Conlin is our Chief Commercial Officer and director.

(15)

Represents (i) 2,350,344 shares of common stock held by Mr. Conlin, (ii) 333,334 shares of common stock held by RSMC Partners, LLC, (iii) 441,331 shares of common stock held by the Conlin Family Foundation Trust, (iv) 60,175 shares of common stock held by the 2017 Conlin Shakra Family Trust and (v) 518,747 shares of common stock issuable upon the conversion of a convertible note in the principal amount of $1,000,000 (the “Conlin Convertible Note”) together with interest accrued thereon issued to Mr. Conlin based upon an assumed conversion price of $2.19 per share.

Excludes (i) 540,362 shares of common stock issuable upon exercise of pre-funded warrants issued to Mr. Conlin, the exercise of which is dependent upon stockholder approval, (ii) 540,362 shares of common stock issuable upon exercise of warrants issued to Mr. Conlin, the exercise of which is dependent upon stockholder approval, (iii) 57,143 shares of common stock issuable upon exercise of pre-funded warrants issued to the Conlin Family Foundation Trust, the exercise of which is dependent upon stockholder approval, (iv) 57,143 shares of common stock issuable upon exercise of warrants issued to the Conlin Family Foundation Trust, the exercise of which is dependent upon stockholder approval, (v) 91,667 RSUs that were fully vested as of January 1, 2019 but are subject to deferred delivery, (vi) 8,333 RSUs that were fully vested as of February 1, 2020, but are subject to deferred delivery, and (vii) 13,333 RSUs that were fully vested as of March 1, 2021 but are subject to deferred delivery.

Mr. Conlin is a member of RSMC Partners, LLC, a Trustee of the Conlin Family Foundation Trust and Trustee of the 2017 Conlin Shakra Family Trust.

(16)

Represents (i) Pre-funded Warrants to purchase up to 85,714 Pre-funded Warrant Shares, the exercise of which is dependent upon stockholder approval, and (ii) Common Stock Warrants to purchase up to 85,714 Common Stock Warrant Shares, the exercise of which is dependent upon stockholder approval.

(17)	Matthew Conlin, our Chief Commercial Officer and director, is a Trustee of the Conlin Family Foundation Trust.
(18)

Represents 441,331 shares of common stock. Excludes (i) 57,143 shares of common stock issuable upon exercise of pre-funded warrants, the exercise of which is dependent upon stockholder approval, and (ii) 57,143 shares of common stock issuable upon exercise of warrants, the exercise of which is dependent upon stockholder approval.

(19)

Represents (i) Pre-funded Warrants to purchase up to 57,143 Pre-funded Warrant Shares, the exercise of which is dependent upon stockholder approval, and (ii) Common Stock Warrants to purchase up to 57,143 Common Stock Warrant Shares, the exercise of which is dependent upon stockholder approval.

(20)	Donald H. Patrick is our Chief Executive Officer.

(21)

Represents (i) 258,292 shares of common stock, (ii) 66,000 shares of common stock issuable upon exercise of options, (iii) 3,191 shares of common stock that are to be delivered in connection with a vested PSU and (iv) 25,938 shares of common stock issuable upon the conversion of a convertible note in the principal amount of $50,000 (the “Patrick Convertible Note”) together with interest accrued thereon issued based upon an assumed conversion price of $2.19 per share.

Excludes (i) 26,788 shares of common stock issuable upon exercise of pre-funded warrants, the exercise of which is dependent upon stockholder approval, (ii) 26,788 shares of common stock issuable upon exercise of warrants, the exercise of which is dependent upon stockholder approval, and (iii) 76,584 RSUs that remain subject to vesting.

(22)

Represents (i) Pre-funded Warrants to purchase up to 14,286 Pre-funded Warrant Shares, the exercise of which is dependent upon stockholder approval, and (ii) Common Stock Warrants to purchase up to 14,286 Common Stock Warrant Shares, the exercise of which is dependent upon stockholder approval.

(23)

Dr. Frost is the Trustee of Frost Gamma. Frost Gamma L.P. is the sole and exclusive beneficiary of Frost Gamma. Dr. Frost is one of two limited partners of Frost Gamma L.P. The general partner of Frost Gamma L.P. is Frost Gamma, Inc., and the sole stockholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole stockholder of Frost-Nevada Corporation. Frost Gamma’s address is 4400 Biscayne Blvd., Miami, FL 33137. The foregoing information is based solely on the Company’s review of amendment no. 26 to the Schedule 13D/A filed by Dr. Frost and Frost Gamma with the SEC on August 26, 2025. Dr. Frost and Frost Gamma may be deemed to share voting control of these shares with Mr. Schulke by virtue of the Stockholders' Agreement described in footnote (12) above.

(24)

Represents (i) 6,318,439 shares of common stock, (ii) 103,750 shares of common stock issuable upon the conversion of a convertible note in the principal amount of $200,000 (the “Frost Gamma Convertible Note”) together with interest accrued thereon based upon an assumed conversion price of $2.19 per share and (iii) warrants to purchase up to 1,480,726 shares of common stock.

(25)	Represents (i) 571,429 Shares and (ii) Common Stock Warrants to purchase up to 571,429 Common Stock Warrant Shares.
(26)

Alan Weber is the General Partner of JB Capital Partners, L.P. and has shared voting and dispositive power over the securities held by JB Capital Partners, L.P. The address for Mr. Weber and JB Capital Partners, L.P. is 5 Evans Place, Armonk, NY 10504. The foregoing information is based on the Company’s review of amendment no. 7 to Schedule 13G/A filed by JB Capital Partners, L.P. and Alan W. Weber on February 10, 2025.

(27)	Represents (i) 400,000 Shares and (ii) Common Stock Warrants to purchase up to 400,000 Common Stock Warrant Shares.
(28)

Andrew Thelan is the Trustee of Thelan Family Trust and in such capacity has the right to vote and dispose of the securities held by such trust. The address of Thelan Family Trust is 709 25th Street, Manhattan Beach, CA 90266.

(29)	Represents (i) 523,441 shares of Common Stock and (ii) Common Stock Warrants to purchase up to 285,714 Common Stock Warrant Shares.
(30)	Represents (i) 285,714 Shares and (ii) Common Stock Warrants to purchase up to 285,714 Common Stock Warrant Shares.

(31)

Marjorie M. Fisher is the Trustee of Marjorie M. Fisher Revocable Living Trust U/T/D July 20, 1990 As Amended and Restated (“Marjorie M. Fisher Revocable Living Trust”) and in such capacity has the right to vote and dispose of the securities held by such trust. The address of Marjorie M. Fisher Revocable Living Trust is The Fisher Group, Two Towne Square, Suite 900, Southfield, MI 48076.

(32)	Represents (i) 285,714 Shares and (ii) Common Stock Warrants to purchase up to 285,714 Common Stock Warrant Shares.
(33)

Julie F. Cummings is the Trustee of Julie F. Cummings Revocable Living Trust U/T/D 6/6/91 As Amended and Restated (“Julie F. Cummings Revocable Living Trust”) and in such capacity has the right to vote and dispose of the securities held by such trust. The address of Julie F. Cummings Revocable Living Trust is The Fisher Group, Two Towne Square, Suite 900, Southfield, MI 48076.

(34)	Represents (i) 71,429 Shares and (ii) Common Stock Warrants to purchase up to 71,429 Common Stock Warrant Shares.
(35)

Peter D. Cummings is the Trustee of Peter D. Cummings Revocable Living Trust U/T/D 11/23/98 As Amended and Restated (“Peter D. Cummings Revocable Living Trust”) and in such capacity has the right to vote and dispose of the securities held by such trust. The address of Peter D. Cummings Revocable Living Trust is The Fisher Group, Two Towne Square, Suite 900, Southfield, MI 48076.

(36)	Represents (i) 71,429 Shares and (ii) Common Stock Warrants to purchase up to 71,429 Common Stock Warrant Shares.
(37)

Roy Furman is the Trustee of IRA FBO ROY FURMAN PERSHING LLC AS CUSTODIAN ROLLOVER ACCOUNT (“Rollover Account”) and in such capacity has the right to vote and dispose of the securities held by the Rollover Account. The address for the Rollover Account is 128 Palmetto Ln., West Palm Beach, FL 33405.

(38)	Represents (i) 105,714 Shares and (ii) Common Stock Warrants to purchase up to 105,714 Common Stock Warrant Shares.
(39)

Roy Furman is the Trustee of IRA FBO ROY FURMAN PERSHING LLC AS CUSTODIAN ROTH ACCOUNT (“Roth Account”) and in such capacity has the right to vote and dispose of the securities held by the Roth Account. The address for the Roth Account is 128 Palmetto Ln., West Palm Beach, FL 33405.

(40)	Represents (i) 37,143 Shares and (ii) Common Stock Warrants to purchase up to 37,143 Common Stock Warrant Shares.
(41)	Represents (i) 285,714 Shares and (ii) Common Stock Warrants to purchase up to 285,714 Common Stock Warrant Shares.
(42)

Represents (i) 57,143 Shares held by Mr. Zwerling, (ii) Common Stock Warrants to purchase up to 57,143 Common Stock Warrant Shares held by Mr. Zwerling, (iii) 57,143 Shares held by Carriage Lane Partners, L.P. and (iv) Common Stock Warrants to purchase up to 57,143 Common Stock Warrant Shares held by Carriage Lane Partners, L.P. Mr. Zwerling is the Managing General Partner of Carriage Lane Partners, L.P. and in such capacity has the right to vote and dispose of the securities held by Carriage Lane Partners, L.P.

(43)	Represents (i) 57,143 Shares and (ii) Common Stock Warrants to purchase up to 57,143 Common Stock Warrant Shares.

(44)

Mr. Zwerling is the Managing General Partner of Carriage Lane Partners, L.P. and in such capacity has the right to vote and dispose of the securities held by Carriage Lane Partners, L.P. The address of Carriage Lane Partners, L.P. is 222 Yamato Road, Suite 106-121, Boca Raton, FL 33431.

(45)	Represents (i) 57,143 Shares and (ii) Common Stock Warrants to purchase up to 57,143 Common Stock Warrant Shares.
(46)	Represents (i) Pre-funded Warrants to purchase up to 85,714 Pre-funded Warrant Shares and (ii) Common Stock Warrants to purchase up to 85,714 Common Stock Warrant Shares.
(47)	Represents (i) Pre-funded Warrants to purchase up to 85,714 Pre-funded Warrant Shares and (ii) Common Stock Warrants to purchase up to 85,714 Common Stock Warrant Shares.
(48)	Represents (i) 28,571 Shares and (ii) Common Stock Warrants to purchase up to 28,571 Common Stock Warrant Shares.

DESCRIPTION OF CAPITAL STOCK

The following description of our Common Stock, together with the additional information we include in any applicable prospectus supplement and in any related free writing prospectus that we may authorize to be provided to you, summarizes the material terms and provisions of the Common Stock that we may offer pursuant to this prospectus. For the complete terms of our Common Stock, please refer to our current certificate of incorporation, as amended to date (“Certificate of Incorporation”), and our amended and restated bylaws, as amended to date (“Bylaws”), which have been filed with the SEC and are incorporated herein by reference. The terms of these securities may also be affected by the Delaware General Corporation Law (“DGCL”). The summary below and any update which may be contained in any applicable prospectus supplement and/or and in any related free writing prospectus that we may authorize to be provided to you is only a summary and may not contain all the information that is important to you or that you should consider before investing in our stock, and is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws as either may be amended from time to time after the date of this prospectus, but before the date of any such prospectus supplement and/or related free writing prospectus. For a more detailed description of these securities, you should read the applicable provisions of Delaware law, our Certificate of Incorporation, our Bylaws and the reports that we file with the SEC, which are incorporated herein by reference.

Common Stock

Authorized Capital Shares

Our authorized capital shares consist of 200,000,000 shares of Common Stock, $0.0005 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of September 5, 2025, there were 28,496,870 shares of Common Stock outstanding. There were no shares of preferred stock issued or outstanding as of September 5, 2025.

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors.

Dividend Rights

Holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available for the payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on Common Stock.

Liquidation Rights

In the event of our liquidation, the holders of our Common Stock will be entitled to share ratably in any distribution of our assets after payment of all debts and other liabilities and the preferences payable to holders of shares of preferred stock then outstanding, if any.

Warrants

As of September 5, 2025, there were warrants to purchase an aggregate of 7,701,383 shares of our Common Stock at a weighted average exercise price of $2.21 per share outstanding.

As of September 12, 2025, there were pre-funded warrants to purchase an aggregate of 757,142 shares of our Common Stock at an exercise price of $0.0005 per share outstanding.

Warrants Registered Pursuant to this Registration Statement

Pre-funded Warrants

Except as set forth herein, each Pre-funded Warrant is exercisable until exercised in full at an exercise price of $0.0005 per share, subject to adjustment, and may be exercised by means of a cashless exercise. We are prohibited from effecting an exercise of certain Pre-funded Warrants to the extent that, as a result of such exercise, the holder together with the holder’s affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of the Pre-funded Warrant Shares upon exercise of the Pre-funded Warrants, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%. Notwithstanding the foregoing, any Pre-funded Warrant issued to the Inside Investors will be exercisable following the receipt of Stockholder Approval (as defined in the Securities Purchase Agreements).

Common Stock Warrants

Except as set forth herein, each Common Stock Warrant is exercisable for a period of five and one-half years from the date of issuance and may be exercised six months and one day from the date of issuance at an exercise price of $2.21 per share, subject to adjustment. If, at any time after the issuance date of the Common Stock Warrants, a registration statement covering the resale of the Common Stock Warrant Shares is not effective, the holders may exercise the Common Stock Warrants by means of a cashless exercise. We are prohibited from effecting an exercise of certain Common Stock Warrants to the extent that, as a result of such exercise, the holder together with the holder’s affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of the Common Stock Warrant Shares upon exercise of the Common Stock Warrant, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%.

Section 203 of the Delaware General Corporation Law

Section 203 of the DGCL, which we refer to as Section 203, prohibits certain transactions between a Delaware corporation and an “interested stockholder.” Generally, an “interested stockholder” for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the outstanding voting power of a Delaware corporation. This provision, if applicable, prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors before the stockholder became an interested stockholder; (2) the interested stockholder acquired at least 85% of the voting power (as calculated pursuant to Section 203) of the corporation in the transaction in which the stockholder became an interested stockholder; or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of two-thirds of the outstanding voting stock not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply in certain circumstances, including if the corporation’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. If such a provision is adopted by an amendment to the corporation’s certificate of incorporation, the amendment will be effective immediately if, among other requirements, the corporation has never had a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders. If this and other requirements are not satisfied, the amendment will not be effective until 12 months after its adoption and will not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption.

Our Certificate of Incorporation contains a provision expressly electing not to be governed by Section 203. Therefore, in accordance with Section 203, the restrictions on certain business combinations in Section 203 do not currently apply to us.

Anti-takeover Effects of our Certificate of Incorporation and Bylaws and Delaware Law

Some provisions of our Certificate of Incorporation and Bylaws and certain provisions of Delaware law could make the following more difficult:

•	an acquisition of us by means of a tender offer;

•	an acquisition of us by means of a proxy contest or otherwise; or

•	the removal of our incumbent officers and directors.

Size of Board and Vacancies

Our Bylaws provide that, subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the number of directors on our board of directors will be fixed exclusively by the board of directors. Any vacancies in the board of directors resulting from death, resignation or removal from office may be filled by a majority vote of the directors then in office, though less than a quorum, or a sole remaining director.

Elimination of Stockholder Action by Written Consent

Our Certificate of Incorporation and Bylaws do not provide for the right of stockholders to act by written consent, except as authorized in advance by a resolution adopted by our board of directors or except as otherwise provided for or fixed pursuant to the provisions of Article FOURTH of our Certificate of Incorporation relating to the rights of holders of any series of preferred stock. Subject to these exceptions, stockholder action must take place at the annual or a special meeting of our stockholders.

Stockholder Meetings

Under our Certificate of Incorporation and Bylaws, stockholders are not entitled to call special meetings of stockholders. Only a majority of our board of directors or specified individuals may call such meetings.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In particular, stockholders must notify the corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our Bylaws. To be timely, the notice must be received at our principal executive office not later than 90 nor more than 120 days prior to the first anniversary of the date for the preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is more than 30 days before or 70 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be delivered no later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Moreover, in the event that the number of directors to be elected to the board of directors is increased and we make no public announcement naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the first anniversary of the date for the preceding year’s annual meeting of stockholders, the stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the corporate secretary at our principal executive offices not later than the close of business on the 10th day following the day on which we first made such public announcement.

Indemnification Provisions

The following provisions of Delaware law and our Certificate of Incorporation and Bylaws govern the indemnification of our directors and officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation - a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s amended and restated bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our Bylaws provide that, to the fullest extent authorized by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was serving, at our request, as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. To the extent authorized by the DGCL, we will indemnify such persons against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such persons in connection with such service. Notwithstanding the preceding sentence, except as otherwise provided in Bylaws, we are required to indemnify the foregoing persons in connection with such a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by such person was authorized in the specific case by our board of directors. Any amendment of these provisions will not reduce our indemnification obligations relating to actions taken before such amendment.

We have entered into agreements to indemnify certain of our directors, officers, and persons who are or were a trustee, manager, member, partner, employee, attorney, consultant, member of an entity’s governing body (whether constituted as a board of directors, board of managers, general partner or otherwise) or other agent or fiduciary of us or a subsidiary of us or an affiliate of us (each, an “indemnifiable person”) to the fullest extent not prohibited by the provisions of our Bylaws and the DGCL, subject to certain exclusions. These agreements provide, among other things, that we will indemnify the indemnifiable person for Expenses. “Expenses” means all reasonable and documented direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements, and other out-of-pocket costs), paid or incurred by the indemnifiable person in connection with either the investigation, defense or appeal of, or being a witness or otherwise involved in, a Proceeding (as defined herein), or establishing or enforcing a right to indemnification under such agreement, Section 145 of the DGCL or otherwise; provided, however, that Expenses shall not include any judgments, fines, taxes (including ERISA or other benefit plan related excise taxes or penalties) or amounts paid in settlement of a Proceeding. “Proceeding” means any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, direct or derivative, administrative, investigative, legislative or any other type whatsoever, preliminary, informal or formal, including any arbitration or other alternative dispute resolution and including any appeal of any of the foregoing. We also maintain liability insurance for our directors and officers acting within their capacities as such. Our directors’ and officers’ liability insurance policy insures our directors and officers against certain liabilities and expenses incurred by them in such capacities and insures us, under certain circumstances, in the event that indemnification payments are made by us to such directors and officers.

Listing

Our Common Stock is traded on The Nasdaq Capital Market under the trading symbol "FLNT."

Transfer Agent and Registrar

Our transfer agent and registrar is Continental Stock Transfer & Trust Company whose address is 1 State Street, 30th Floor, New York , NY 10004.

PLAN OF DISTRIBUTION

Each selling stockholder of the Registrable Securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses that we incur incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the Registrable Securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the Registrable Securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Registrable Securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Registrable Securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Registrable Securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, San Diego, California. Additional legal matters may be passed upon for us or any underwriters, dealers, or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the sale, from time to time, of the Registrable Securities held by the selling stockholders named in this prospectus and any applicable prospectus supplement.

This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the Registrable Securities being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

You may read and copy the registration statement, as well as our reports, proxy statements and other information, on the SEC’s website at http://www.sec.gov. You can also obtain copies of materials we file with the SEC from our website found at www.fluentco.com. Information on our website does not constitute a part of, nor is it incorporated in any way, into this prospectus and should not be relied upon in connection with making an investment decision.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part of the information or documents listed below that we have filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025 (the “Annual Report”);

●	our Quarterly Reports on Form 10-Q for the fiscal quarters ended: (i) March 31, 2025 filed with the SEC on May 16, 2025, and (ii) June 30, 2025 filed with the SEC on August 19, 2025;

●	our Current Reports on Form 8-K filed with the SEC on January 17, 2025, March 14, 2025, March 21, 2025, June 20, 2025, and August 19, 2025;

●	our definitive Proxy Statement on Schedule 14A for our 2025 Annual Meeting of Stockholders, filed with the SEC on April 25, 2025; and

●

the description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on September 26, 2016, including any amendments or reports filed with the SEC for the purposes of updating such description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

This prospectus as further supplemented may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus, respectively.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to:

Fluent, Inc.

300 Vesey Street, 9th Floor

New York, NY 10282

Attn: Legal Department

(646) 669-7272

You may also access the documents incorporated by reference in this prospectus on the SEC’s website at www.sec.gov or through our website at https://investors.fluentco.com. The reference to our website is an inactive textual reference only and, except for the specific incorporated documents listed above, the information contained in or accessible through our website does not constitute a part of this prospectus and is not incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

11,742,854 Shares of Common Stock

PROSPECTUS

September 24, 2025